Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

October 29, 2020

ARKO Corp.

50 Fifth Avenue, Floor 10

New York, New York 10019

Ladies and Gentlemen:

We have acted as special U.S. counsel to ARKO Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4 (File No. 333-248711) (such registration statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of up to 65,949,349 shares of the common stock, par value $0.0001 per share, of the Company (the “Shares”), 13,333,333 warrants to purchase shares of the common stock, par value $0.0001 per share, of the Company (the “Warrants”), and 13,333,333 Shares issuable upon exercise of the Warrants (the “Warrant Shares”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the Registration Statement;

(b)

the business combination agreement, dated as of September 8, 2020, as may be amended from time to time, by and among Haymaker Acquisition Corp. II (“Haymaker”), the Company, ARKO Holdings Ltd., Punch US Sub, Inc., and Punch Sub Ltd., filed as Exhibit 2.1 to the Registration Statement (the “Business Combination Agreement”);

(c)	the form of the Company’s amended and restated certificate of incorporation, filed as Exhibit 3.3 to the Registration Statement (the “Certificate of Incorporation”);

(d)	the form of the Company’s bylaws, filed as Exhibit 3.2 to the Registration Statement (the “Bylaws”);

(e)	resolutions of the board of directors of the Company;

(f)

warrant agreement, dated June 6, 2019, by and between Haymaker and Continental Stock Transfer & Trust Company (“CST”), filed as Exhibit 4.1 to the Registration Statement (the “Original Warrant Agreement” and as amended by the Warrant Amendment (as defined below), the “Warrant Agreement”);

(g)	form of warrant assignment, assumption and amendment agreement, by and among Haymaker, the Company, and CST (the “Warrant Amendment”); and

(h)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) General Corporation Law of the State of Delaware.

ARKO Corp.

October 29, 2020

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.

The Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued, delivered and paid for in accordance with the terms of the Business Combination Agreement, such Shares will be validly issued, fully paid and non-assessable.

2.

The Warrants have been duly authorized and, upon the First Effective Time (as defined in the Business Combination Agreement), each issued and outstanding Warrant will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

3.

The Warrant Shares have been duly authorized and, upon the First Effective Time and when issued in the manner and on the terms described in the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions stated herein are subject to the following qualifications:

(a)

we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)

we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Warrant Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)

we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(d)

we call to your attention that irrespective of the agreement of the parties to the Warrant Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Warrant Agreement;

(e)	we have assumed that the Warrant Agreement constitutes the valid and binding obligation of CST, enforceable against CST in accordance with its terms; and

(f)

to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Warrant Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)